Exhibit 10.2

Letterhead of Venetian Macau Limited

August 4, 2010

PRIVATE & CONFIDENTIAL

Mr. TRACY, Edward M.

Dear Mr. Tracy,

LETTER OF APPOINTMENT FOR EXECUTIVE

On behalf of Venetian Macau Limited, including its subsidiaries or/and affiliated of the Company (“the Company”), I am pleased to offer you the following position based upon the terms and conditions outlined in this letter and referenced employment materials.

1. Job Title:	President and Chief Operating Officer

2. Department:	Executive Office

3. Job Grade:	A

4. Reports to:	The CEO of the Company, subject to change at the Company’s discretion.

5. Effective Date:	Upon issuance of Macau Work Permit

6. Original Date of Hire:	Upon issuance of Macau Work Permit

7. Place of Habitual Residence:	______________________

8. Terms:
The employment shall not commence until the issuance of Macau work permit.  The term shall terminate upon the close of business on the second (2nd) anniversary thereof (the “Initial Term.  If by any reason the Employee is not able to maintain a valid Macau work permit, the term will be automatically expired.

9. Employee’s Marital Status:	______________________

10. Major Compensation Elements:	Considering the amount, all elements of compensation are contingent to formal approval from Sands China Limited

Employee’s initial:

Letterhead of Venetian Macau Limited

Board of Directors.

(a) Base Salary:
You will be paid a salary of Five Hundred and Two Thousand One Hundred and Twenty Five patacas (MOP 502,125.00), PER MONTH, which salary includes a housing allowance in the amount of Five Thousand Patacas (MOP5, 000.00). (For reference purposes only, equivalent to Seven Hundred Fifty Thousand Dollars (USD750, 000.00) per annum).  Salary will be reviewed annually in accordance with the Company’s compensation policies.

The Company will reimburse you the monthly bank expenses required to transfer your salary to your designated US bank account.

(b) Incentive Plan:
You will be eligible to participate in the Company’s incentive plan, which is payable based on the achievement of individual and the Company’s performance goals. Your targeted annual incentive opportunity is up to Fifty percent (50%) of your Base Salary per annum based on the criteria set forth in the Las Vegas Sands Corp. 2010 Management Incentive Program.
Notwithstanding any other language herein, any payment to you under the Company’s incentive plan is at the sole and absolute discretion of the Company.

11. Work Schedule Exemption:	You are not subject to work scheduling.

12. Employment Location:	Macau SAR, subject to change at Work Permit approved location.

13. Probationary Period:	Both parties agree to waive the probationary period.

14. Gross Salary:	Salary tax, as assessed by the government of Macau SAR as well as any other tax liabilities as assessed by any government will be your own responsibility.

15. Governing Law:
This Agreement supersedes any prior understandings, agreements or undertakings entered into between you and the Company.  You acknowledge that this agreement is governed by and interpreted in accordance with Macau SAR law, and the courts of Macau SAR shall have exclusive jurisdiction over any legal proceedings related to this agreement.

16. Policies and Procedures:	You agree to comply with all the Company’s Policies and Procedures, which may be changed from time to time at the .

Employee’s initial:

Letterhead of Venetian Macau Limited

discretion of the Company.

17. Transfer:
Subject to the Company obtaining the required government approvals, you may be transferred to another position or to another premises or properties of the Company in Macau SAR, as long as it is consistent with your skills, qualifications and experience at the sole discretion of the Company. You agree that, subject to the Company obtaining the required government approvals, this agreement may also be transferred to another Company or Subsidiary owned by Venetian Macau Limited. Any transference shall be communicated to you in writing. The terms and conditions of this letter will continue to apply to that new position.

You hereby also agree to be assigned, at any time during your employment with the Company, to any other Macau affiliates of the Company (meaning parent, subsidiary or/and affiliated of the Company) at the sole discretion of the Company.  This assignment will only be effective after communicated to you in writing by a letter of transfer signed by the Company and the relevant affiliate.  In any event, your assignment to the affiliate will not affect your vested rights at the time of transfer.

You hereby acknowledged that in any case of transference there will be no cause for termination of your employment agreement.
You also agree that you will not claim nor receive any compensation for any such change in position or assignment to another company unless agreed in writing by the Company.

Any transfer or assignment pursuant to this provision shall have no impact in your salary, incentive plan or benefits package.

18. Benefits Program:
You will be eligible to participate in the benefit programs of the Company on the terms and conditions as offered to your grade level.  Details of the benefit programs are described in the Team Member Handbook and similar materials which will be provided to you.  You agree that except for those specific benefits that are required under Macau SAR law, all other benefit programs may be changed or cancelled from time to time at the discretion of the Company.

19. Additional Terms:
You agree that as a highly compensated executive you are additionally bound by those terms as stated in the Supplemental Employment Terms Agreement executed between you and the Company which form an integral part of your employment contract with the Company.

Note:
(a)	As a condition of employment, you must obtain a satisfactory security clearance, criminal record, by the relevant authorities.

Employee’s initial:

Letterhead of Venetian Macau Limited

(b)	Background checks will be conducted on all team members. The employment shall be subject to successful completion of such background checks.
(c)
If you do not hold a Macau Resident Card, this appointment is subject to your obtaining a valid work permit to work in Macau SAR.  The Company will assist you in this process by providing you information and guidance; however, it is your responsibility to complete all requested paperwork as required by the authorities.

The Company looks forward to your acceptance of this offer and the contribution which you can make toward establishing a winning team.

Please indicate your acceptance of these employment terms and conditions by signing below and return the signed copies to the Senior Vice President of Human Resources no later than August 18, 2010.

Yours Sincerely, For and on behalf of VENETIAN MACAU LIMITED	Accepted by:

/s/ Antonio Ferreira	/s/ Edward Tracy
Antonio Ferreira	TRACY, Edward M.
Managing Director

Date:	Date:

Employee’s initial:

Letterhead of Venetian Macau Limited

PRIVATE & CONFIDENTIAL

TRACY, EDWARD M. – VENETIAN MACAU LIMITED

SUPPLEMENTAL EMPLOYMENT TERMS AGREEMENT

This SUPPLEMENT EMPLOYMENT TERMS AGREEMENT (the “Agreement”) is made on August 4, 2010 and entered by and between Venetian Macau Limited, a Macau SAR company with its principal business offices located at Estrada da Baía de N. Senhora da Esperança, s/n, Executive Office, The Cotai Strip™, Taipa, Macau SAR, P.R. China (the “Company”) and Mr. TRACY, Edward M. who resides at __________________________, and is holder of  ___ Passport, Number _____________________________(the “Employee”).

In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Company and the Employee (each individually a “Party” and together the “Parties”) agree to the following supplemental terms to the Parties’ four (4) pages Letter of Appointment for Executive dated August 4, 2010.

1.	Definitions.

1.1.
“Affiliates” shall mean parent, subsidiary and affiliated companies of the Company, including without limitation Venetian Cotai Limited; Venetian Orient Limited; V-HK Services Limited; World Sourcing Services Limited; Venetian Marketing Services Limited; Marina Bay Sands Pte. Ltd.; Venetian Casino Resort LLC and Las Vegas Sands Corp.

1.2.	“Base Salary” shall mean the salary provided for in the Employee’s Letter of Appointment for Executive with the Company, or any increased salary granted to the Employee.

1.3.	“Cause” shall mean a termination event based upon:

(a)	The failure by the Employee to follow lawful and reasonable directions communicated to him/her by his/her supervisor or the President;

(b)	The engaging by the Employee in conduct which is materially injurious to the Company, monetarily or otherwise;

(c)	A conviction of a plea of nolo contendere, a guilty plea or confession by the Employee to an act of fraud, misappropriation or embezzlement or to a felony;

(d)	The Employee’s habitual drunkenness or use of illegal substances;

Employee’s initial:

Letterhead of Venetian Macau Limited

(e)	A material breach by the Employee of this Agreement;

(f)	An act of neglect or misconduct which the Company, at its sole discretion, deems to be good and sufficient cause;

(g)	Any material act, or failure to act, (including disclosure of Confidential Information) that is likely to seriously prejudice the business or reputation of the Company or its Affiliates;

(h)	Any material act, or failure to act, on the part of the Employee which brings serious disrepute upon the Employee, either personally or professionally;

(i)	Any material violation of any law, rule or regulation of any governmental or regulatory body material to the business of the Company or its Affiliates;

(j)	The failure to obtain, or loss, revocation or suspension of any license or certification of the Employee necessary for the Employee to discharge duties on behalf of the Company;

(k)
Material failure to abide by the policies and procedures, including, without limitation, the Company’s or its Affiliates, as appropriate policy against harassment, as they may be amended by the Company from time to time;

(l)	The Employee’s death;

(m)	The Employee’s disability (defined below); or

(n)	Any other facts that the Macau Labour Law qualifies as just cause for rescission by the Company.

1.4.
“Confidential Information” shall mean all private, personal, confidential or proprietary information, tangible or intangible, owned by or pertaining to the Company, Affiliates, or Sheldon G. Adelson, which information was learned or acquired by the Employee as a result of the employment relationship with the Company.  Provided, however, that “Confidential Information” shall not include information or data: (a) generally publicly known, (b) learned by the Employee from third persons with a legal right to disclose such information, or (c) discovered by the Employee through means entirely independent from and in no way arising from the disclosure to the Employee by the Company.

1.5.
“Disability” shall mean the Employee’s inability to perform, for a period of forty five (45) days, the essential functions of the position by reason of permanent mental or physical disability, whether resulting from illness, accident or otherwise.

Employee’s initial:

Letterhead of Venetian Macau Limited

1.6.	"Term of Employment” shall mean, initially, the period specified in subsection 2.2.

2.	Terms of Employment. Positions and Duties.

2.1.
Employment Accepted.  The Company hereby employs the Employee, and the Employee hereby accepts employment with the Company, for the Term of Employment, in the position and with the duties and responsibilities set forth in subsection 2.3 or in such other position as reasonably assigned by the Company and upon such other terms and conditions as are hereinafter stated.

2.2.
Initial Term of Employment.  The employment shall not commence until the issuance of Macau work permit.  The term shall terminate upon the close of business on the second (2nd) anniversary thereof (the “Initial Term”).  If by any reason the Employee is not able to maintain a valid Macau work permit, the term will be automatically expired.

2.3.
Duties and Responsibilities.  During the Term of Employment, the Employee shall be employed as President and Chief Operating Officer with the Company.  In this capacity, the Employee will report directly to the CEO of the Company, all subject to change at the Company’s discretion.  The Employee shall devote necessary time and attention to the duties and responsibilities of this position which will include without limitation, those day to day duties to:

•	overseeing the Company’s Macao Operation;

•	representing the Company on key Government and public issues in Macao;

•	planning and negotiating the infrastructure requirements for the Company’s business development in Macao;

•
performing all duties on behalf of the Company and its subsidiaries or/and affiliates as designated or requested by the Company as well as other related duties and responsibilities as may be assigned to the Employee;

•	preparing budgets and funds allocation;

•	being responsible for following and enforcing the Company’s policies and procedures currently in effect or as subsequently modified or adopted from time-to-time;

•	ensure the general protection of the Company assets and reputation consistent with the Employee’s position and grade and as assigned from time to time or as amended, by the Company.

Employee’s initial:

Letterhead of Venetian Macau Limited

During the term of the Employee’s employment, the Employee will faithfully and diligently devote all the Employee’s business and professional time, attention, energy, experience and ability to promote the business and interests of the Company.  While employed by the Company, the Employee will not engage in any other employment, occupation, consultation or business pursuit which would interfere with or take time away from the discharge of the Employee’s employment responsibilities without the prior written consent of the Company’s Board of Directors.

2.4.
Licensing and Compliance Requirement.  If required by the Company or the Macau Gaming Authorities, the Employee must apply for and obtain a casino key employee license (the “License”).  The Company and the Employee agree to cooperate with the Macau Gaming Authorities and with each other in applying for the License and in removing any objections that may be raised by the Macau Gaming Authorities in connection with the granting of the License.  Additionally, the Agreement is contingent upon the Employee fully cooperating with, and successfully completing, the Company’s background investigation pursuant to its compliance policies and procedures; the Employee will provide the Company a record of criminal convictions or lack of criminal convictions, as the case may be, from the relevant jurisdictional authorities in USA.

2.5.
Policies and Procedures.  In addition to the terms herein, the Employee agrees to be bound by the Company’s policies and procedures as such may be amended by the Company from time to time.  In the event the terms in this Agreement conflict with the Company’s policies and procedures, the terms herein shall take precedence.

3.
Relocation and Repatriation Expenses.  The Employee shall be required to relocate to Macau SAR.  The Employee shall be reimbursed reasonable costs of moving personal effects and relocating the Employee’s accompanying spouse pursuant to the Company’s current relocation policies and procedures.  Upon the termination of the Employee’s employment, the Company shall pay the repatriation expenses of the Employee, including the repatriation of the Employee’s accompanying spouse.

3.1.	Temporary Accommodations. The Employee shall be entitled to have hotel stay at the Venetian Macau for up to six (6) months, including incidentals such as food, beverage and laundry services.

4.
Medical Insurance coverage. In addition to the Company’s current medical plan, as per your grade level, the Company agrees to obtain and pay for Employee’s complementary medical care under EXEC-U-CARE insurance coverage.

5.
Macau Work Authorization.  If the Employee has not already done so, the Employee shall provide the Company’s Human Resources Department, within seven (7) days of the execution of this Agreement, with copies of:

Employee’s initial:

Letterhead of Venetian Macau Limited

•	Passport or other travel document
•	Detail resume
•	Birth certificate
•	Marriage certificate, if applicable
•	Education certificate
•	Letters of previous services/employments; verifications from prior employers (if no educational certificate is available)
•	Proof of professional qualification
•	Six (6) recent photographs with white backdrop (size: 35mm x 45 mm)
•	Certified copy of a Criminal Record issued by the Employee’s country of origin.
This Agreement is conditioned upon the Employee receiving all required work permits and immigration permissions from the Government of Macau SAR.  The Company agrees to use best efforts to assist the Employee in the application and approval process for such permits and permissions, however, it is the Employee responsibility to complete all requested paperwork as required.

6.
Stock Options.  It is the Company’s intention to consider Employee for participation in the Sands China Limited (“SCL”) stock option plan in accordance with Employee’s grade/compensation and equivalent as other similarly employees within the Company and within the control of Sands China Limited Remuneration Committee.  Notwithstanding that contemplation, the Employee shall not have any enforceable right to participate in the stock option plan except as any award of options may subsequently be formally approved by the Remuneration Committee of the SCL and its Board of Directors.

The Employee may be granted 800,000 SCL stock options vesting over a four year term with an exercise price equal to the market price on the grant date.

7.
Employment Benefit Programs.  During the Term of Employment, the Employee shall be entitled to participate in all employee benefit programs made available to the Company’s employees in accordance with its respective grade, including medical insurance, details of which will be described in the employee handbook or similar materials which will be provided to the Employee in the normal course of the commencement of employment and as such programs may be in effect from time to time. All benefits programs can be changed or canceled by the company, except for those that are imposed by Macau SAR law.

7.1.
Home Leave Allowance. Employee shall be entitled to four (4) business class airfare return tickets to Pennsylvania, USA, per year, for Employee and Spouse and two (2) business class airfare return tickets from Pennsylvania, USA to Macau, per year, for Employee’s dependent.

Employee’s initial:

Letterhead of Venetian Macau Limited

8.	Termination.

8.1.
Termination by the Company for Cause/Death/Voluntary Termination.  In the event the Company terminates the Employee’s employment for Cause/Death/Voluntary Termination, the Employee shall be entitled to:

(a)	Base Salary at the rate in effect at the time of termination through the date of termination of employment;

(b)
Reimbursement for reasonable business expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company and applicable Company policies and procedures regarding reimbursement of business expenses;

(c)	Repatriation expense of the Employee;

8.2.	Termination Without Cause. The present agreement can be terminated without cause at any time subject to the following conditions:

8.2.1.	Termination by the Company without cause or by the Executive for good reason:

8.2.1.1	Termination within the first year of the Term of Employment, as payment in lieu of actual notice or the statutory amounts provided for under Article 70 of the Macau Labor Law, 7/2008.
•	Lump sum payment of six (6) months of Annual Base Salary;
•	Prorated bonus if awarded;
•	Prorated vesting of the percentage of granted Options scheduled to vest by the end of the year in which termination of employment occurs; and
•	Continued health plan coverage for up to eighteen (18) months.

8.2.1.2	Termination within the second year of the Term of Employment, as payment in lieu of actual notice or the statutory amounts provided for under Article 70 of the Macau Labor Law, 7/2008.

•	Lump sum payment of the lesser of Annual Base Salary for the remainder of the contract or three (3) months of Annual Base Salary;
•	Prorated bonus if awarded;
•	Prorated vesting of the percentage of granted Options scheduled to vest by the end of the year in which termination of employment occurs; and
•	Continued health plan coverage for up to eighteen (18) months.

Employee’s initial:

Letterhead of Venetian Macau Limited

8.3.	The Company reserves the right to dismiss summarily any team member found guilty of misbehavior, including but not limited to, gross negligence, willful misconduct or breach of discipline.

8.4.
Termination by Executive Following Conflicts with Permanent CEO. If there is a conflict between Executive and the CEO of the Company (other than the acting CEO, Michael A. Leven) that causes Executive to reasonably believe he cannot work with the Company’s CEO, then:

8.4.1	Executive must give the Company at least ninety (90) days written notice of the dispute and an opportunity to cure;
8.4.2	The cure may include, among other things, the identification by the Company of a position for Executive of equivalent status at Las Vegas Sands Corp. or any of its subsidiaries;
8.4.3
If the dispute remains uncured for ninety (90) days following delivery of the written notice to the Company and, as a result, Executive resigns from his position at the Company, Executive will receive:

•	a lump sum payment equal to his Annual Base Salary for the remainder of the Term of Employment;
•	relocation back to U.S. (including business class air fare for Executive and his wife and relocation of household belongings); and
•	continued heath plan coverage for up to twelve (12) months.

8.5.	Termination without cause by the employee:

Three (3) months notice in writing or the equivalent of three (3) months salary as payment in lieu of actual notice.

8.6.	Termination Due to Disability.

8.6.1	Lump sum payment of twelve (12) months of Annual Base Salary;
8.6.2	Prorated bonus if awarded; and
8.6.3	Continued health plan coverage for up to twelve (12) months.

9.	Restrictive Covenant and Covenants not to Engage in Certain Other Acts.

9.1.
Restrictive Covenant.  Except in the case where this agreement expires naturally at the end of its Initial Term, the Employee shall not for a period of one (1) year from the termination date of employment, accept any form of employment or compensation as an executive, consultant or managerial employee (by whatever name or title whatsoever) which is substantially similar to the Employee’s scope of duties with the Company with any integrated resort company, hotel company, retail leasing company

Employee’s initial:

Letterhead of Venetian Macau Limited

or convention related company in Macau.  This restrictive covenant shall also apply during any Base Salary continuation period.  The Employee acknowledges and agrees that the restrictive covenant contained in this Section is supported by valuable consideration including but not limited to Base Salary, Benefit Programs, Annual Bonus and any or all Stock Options, and is reasonable in its scope and duration, and that the covenant protects the legitimate interests of the Company and imposes no undue hardship on the Employee.

9.2.
Non-Solicitation.  The Employee agrees that for a period of one (1) year after the end of the employment with the Company, Employee shall not induce any persons in the employment of the Company or its Affiliate to (a) terminate such employment; (b) accept employment with anyone other than the Company or an Affiliate of the Company; or (c) interfere with the business of the Company or its Affiliate in any material manner.

9.3.
Survival.  The Employee agrees that the provisions of this Section 10 shall survive the termination of this Agreement and the termination of the Employee’s employment, provided that the restrictive covenants in this Section shall not apply to termination of employment due to expiration of the Initial Term in Section 2.2.

9.4.	Covenants to Protect Confidential Information:

(a)
Non-Disclosure.  Both during and after the employment, the Employee agrees to hold confidential all Confidential Information learned or acquired and will take all action necessary to preserve that confidentiality.  The Employee represents and covenants that the Employee shall treat any Confidential Information disclosed to, or learned by, the Employee as fiduciary agent of the Company, recognizing that the Company only made the Confidential Information accessible to the Employee by reason of the special trust and confidence which the Company placed in the Employee.  The Employee shall not disclose, disseminate, transmit, publish, distribute, make available or otherwise convey any of the Company’s, Affiliates’, or Sheldon G. Adelson’s Trade Secrets to any Person except directors, officers and employees of the Company that in the Employee’s actual and reasonable knowledge are entitled and authorized to view such Trade Secrets and who need to know such Trade Secrets in order to conduct bona fide activities on behalf of the Company.

(b)
Without the prior written approval of Sheldon G. Adelson or duly authorized representatives of the Company or Affiliates, which the Company, Affiliates, or Sheldon G. Adelson may at their sole discretion withhold, the Employee agrees that, during the term of this Agreement or at any time thereafter, the Employee shall keep confidential and shall not directly or indirectly disclose, reveal, publish, exploit or otherwise make use of the Confidential Information in any

Employee’s initial:

Letterhead of Venetian Macau Limited

manner whatsoever including, but not limited to, interviews, articles, accounts, books, plays, movies, and documentaries, whether non-fiction or fictional.

(c)
Security Measures.  While in possession or control of Confidential Information, or any media embodying same, the Employee shall take reasonable efforts to keep such Confidential Information reasonably inaccessible from Person(s) not otherwise authorized to view the Confidential Information.

(d)
Forced Disclosure.  If the Employee is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, the Employee shall provide an officer of the Company with prompt written notice of such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

(e)
Ownership.  Notwithstanding any other provision of this Agreement, the Employee hereby acknowledges that the Company owns the exclusive right, title and interest in and to the Confidential Information and the Intellectual Property embodied in, relating to, based upon or arising from the Confidential Information.

(f)
Return of Materials.  When the Employee’s employment with the Company ends, the Employee shall return to the Company all Content, in whatever media, owned by the Company, including, without limitation, all Confidential Information, papers, drawings, notes, memoranda, manuals, specifications, designs, devices, code, e-mail, documents, diskettes, tapes and any other material.  The Employee shall also return any keys, access cards, cell phones, computers, identification cards and other property and equipment belonging to the Company and/or Affiliates.  All data and information stored on or transmitted using the Company owned or leased equipment is the property of the Company.

9.5.
Cooperation.  At any time following the effective date of termination of this Agreement, the Employee shall reasonably cooperate with the Company in any litigation or administrative proceedings involving any matters with which the Employee was involved during the employment by the Company.  The Company shall reimburse the Employee for reasonable expenses, if any, incurred in providing such assistance.

10.
Equitable Relief.  The Employee acknowledges that the breach of the Restrictive Covenant and Covenants not to Engage in Certain Other Acts Sections of this Agreement by the Employee will cause irreparable injury to the Company and/or Affiliates which could not be adequately compensated in money damages and shall entitle the Company and/or Affiliates to

Employee’s initial:

Letterhead of Venetian Macau Limited

10.	all equitable remedies, including without limitation injunctive relief, specific performance and restraining orders. Equitable relief shall be in addition to all other remedies available.

11.	Acknowledgement.

11.1.
The Employee certifies that the Employee has fully read and understands the terms, nature and effect of this Agreement.  In executing this Agreement, the Employee does not rely on any inducements, promises or representations by the Company or any person other than the terms and conditions of this Agreement.

11.2.
The Employee warrants and represents that the Employee does not know of any restriction or agreement to which the Employee is bound which arguably conflicts with the execution of this Agreement or the employment hereunder.

12.
Controlled Substance and Alcohol Screening.  Throughout the term of this Agreement, the Employee must abide by the Company’s controlled substance and alcohol policy as adopted from time to time.  The Employee acknowledges and agrees that these policies may include requirements that the Employee submit to testing for controlled substances or alcohol on the basis of reasonable suspicion in accordance with the Company’s controlled substance or alcohol policies.

13.
Attorneys’ Fees.  In any action or proceeding to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and costs incurred, whether or not the action is reduced to judgment.

14.
Entire Agreement.  This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

15.
Assignability: Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs and assigns.  No rights or obligations of the Parties may be assigned except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

16.
Construction.  The terms and conditions of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any Party.  The Parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their attorneys and that any rule of construction to the effect that

Employee’s initial:

Letterhead of Venetian Macau Limited

ambiguities are to be resolved against the drafting Party shall not apply in the interpretation of this Agreement.

17.
Waiver.  Neither the failure nor any delay on the part of any Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver of that right, remedy, power or privilege.

18.	Partial Invalidity. If any provision or provisions of this Agreement shall be held to be invalid, illegal, or unenforceable for any reason whatsoever.

(a)
The validity, legality, and unenforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

(b)
To the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give maximum possible effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

19.
Notices.  All notices, consents, or other communications provided for hereunder, including without limitation notices of default, termination of this Agreement and readiness for inspection of portions of the employment, shall be deemed effective (i) on the date when hand-delivered; (ii) on the date when forwarded by confirmed facsimile transmission; or (iii) upon receipt of certified mail, return receipt requested and postage prepaid.  All notices shall be addressed to the Parties at their addresses set forth below:

As to the Company:	Attn: Senior Vice President of Human Resources The Venetian Macau-Resort-Hotel Estrada da Baía de N. Senhora da Esperança, s/n Executive Office The Cotai Strip™, Taipa Macau SAR, P.R. China

As to the Employee:	Mr. TRACY, Edward M.

20.	Governing Law.

(a)	This Agreement is the complete, entire, and exclusive statement of the contract terms between the Parties.

Employee’s initial:

Letterhead of Venetian Macau Limited

(b)	This Agreement supersedes any prior understandings, agreements or undertakings between the Parties.

(c)	This Agreement shall be governed by and interpreted in accordance with the laws of Macau SAR.

(d)	The Parties agree to the exclusive jurisdiction of the courts of Macau SAR for any legal proceedings related to this Agreement.

(e)
The Parties agree that the controlling language of this Agreement shall be English.  Each Party fully understands this Agreement as it is written in the controlling language of English.  If required by the courts of Macau SAR, the Parties agree that a Portuguese translation of this Agreement may be made.

(f)	Each Party warrants that it has full power and authority to execute and deliver this Agreement.

(g)
No modification of or addition or amendment to this Agreement shall be binding unless agreed to in writing and signed by both the Parties. Notwithstanding the above, modifications of, additions or amendments to this Agreement that are for the benefit of the Employee shall also be binding to the parties if incorporated in an Offer Amendment Letter signed by the Employer/Company and provided that such modification, addition or amendment do not entail any diminution of the Employee’s rights or benefits under the existing Employment Agreement and the applicable laws.

21.	Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

22.
Counterparts.  This Agreement may be executed in counterparts each of which shall be deemed an original and all of which shall constitute one and the same agreement with the same effect as if all Parties and signed the same signature page.

VENETIAN MACAU LIMITED	THE EMPLOYEE

/s/ Antonio Ferreira	/s/ Edward Tracy
Antonio Ferreira	TRACY, Edward M.
Managing Director

Date:	Date:

Employee’s initial: